                                                                    EXHIBIT 16.1

May 15, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam:

We have read the second paragraph of Item 4 included in the Form 8-K dated May 15, 2002 of Digex, Incorporated to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,



/s/ ARTHUR ANDERSEN LLP